Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 25, 2009, with respect to the financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 30, 2009 of Pharmasset, Inc., which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 30, 2010